Exhibit 99.1

Ardea	John Beck
Contact:	Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com

Media Contact:	Heidi Chokeir, Ph.D.
Russo Partners, LLC
(619) 528-2217
heidi.chokeir@russopartnersllc.com
Ardea Biosciences Reports Recent Accomplishments and Announces First Quarter 2010 Financial Results
SAN DIEGO, May 7, 2010 — Ardea Biosciences, Inc. (Nasdaq: RDEA) a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV), today reported recent accomplishments and financial results for the first quarter ended March 31, 2010.
“We are pleased to have accomplished a number of very important objectives since our last quarterly update,” commented Barry D. Quart, PharmD, president and chief executive officer of Ardea. “In March, we announced positive, preliminary top-line results from our completed Phase 2b monotherapy study of RDEA594 and, shortly thereafter, we were able to significantly strengthen our financial position by completing a $77 million public financing. These important achievements position us well for our next major objectives of obtaining regulatory approval of our Phase 3 plan, and initiating the Phase 3 development program for RDEA594.”
Recent Accomplishments
•	In April 2010, we announced the appointment of Stephen R. Davis as Executive Vice President and Chief Operating Officer.
•	Also in April 2010, we completed a public offering of 4,025,000 shares of our common stock, including 525,000 shares sold pursuant to the full exercise of an overallotment option granted to the underwriters. Net proceeds from the sale of the shares, before expenses and after deducting underwriting discounts and commissions, were approximately $77.1 million.
•	In March 2010, we announced positive, preliminary, top-line results from a Phase 2b monotherapy study of RDEA594, our lead product candidate for the treatment of hyperuricemia and gout. In this study in 123 gout patients with hyperuricemia, reductions in serum urate and increased response rates occurred in a dose-related manner and were statistically significant and clinically meaningful at the two highest doses tested. At the highest dose, there was a 38 percent reduction in serum urate and a 45 percent response rate after the 4-week treatment period. Patients in the study who started the trial with serum urate levels of less than 10 mg/dL demonstrated a 58 percent response rate at the highest dose. Industry sources indicate that patients with serum urate levels less than 10 mg/dL represent a large majority of the gout patient population. Response was defined as the percentage of patients achieving serum urate levels of less than 6 mg/dL at the end of the treatment period. RDEA594 was also well tolerated in this study.

Clinical Development Efforts and Important Upcoming Clinical Development Milestones
•	We will present additional data from our completed Phase 2b, monotherapy study of RDEA594, data on our next-generation URAT1 inhibitor program and additional data from our Phase 1 combination study of RDEA594 and febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen and Menarini) on June 18th and 19th at the Annual European Congress of Rheumatology hosted by the European League Against Rheumatism (EULAR) in Rome, Italy. Also in the second quarter of 2010, we expect to provide additional data from studies of RDEA594 in subjects with renal impairment.
•	Based on the excellent tolerability and activity of the 600 mg dose of RDEA594 in the Phase 2b monotherapy study, we are adding this dose and increasing the number of patients in our Phase 2b allopurinol combination study; we expect to announce complete results from this study in the third quarter of 2010.
•	We expect to obtain guidance from the United States Food and Drug Administration and European Medicines Agency with respect to the RDEA594 Phase 3 development program in the second half of 2010.
•	In coordination with our commercial partner, Bayer HealthCare AG (Bayer), we intend to continue to progress RDEA119 in advanced cancer patients with different tumor types, as a single agent in the ongoing Phase 1 study as well as in combination with sorafenib (Nexavar®, Bayer HealthCare, Onyx Pharmaceuticals, Inc.) in the ongoing Phase 1/2 study.
First Quarter 2010 Financial Results
As of March 31, 2010, we had $38.2 million in cash, cash equivalents, and short-term investments, and $1.4 million in receivables, compared to $50.9 million in cash, cash equivalents, and short-term investments, and $1.4 million in receivables as of December 31, 2009. The net decrease in cash, cash equivalents, short-term investments and receivables for the first quarter of 2010 was primarily due to the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes, partially offset by the reimbursement of third-party development costs associated with our MEK inhibitor program under our license agreement with Bayer.
In April 2010, we completed a public offering of 4,025,000 shares of our common stock, which resulted in net proceeds to us of approximately $77.1 million and increased our balance of cash, cash equivalents, and short-term investments to approximately $115 million. We believe that under our current business plan our cash, cash equivalents, and short-term investments are sufficient to satisfy our currently projected funding requirements through the completion of our planned Phase 3 program for RDEA594.
Revenues totaled $3.3 million for the three months ended March 31, 2010. There were no revenues for the same period in 2009. The revenues earned during 2010 resulted from the recognition of a portion of the upfront, non-refundable license fee and reimbursement of third-party development costs under our license agreement with Bayer.
Net loss for the three months ended March 31, 2010 was $10.1 million or $0.54 per share, compared to a net loss for the same periods in 2009 of $14.1 million or $0.79 per share. Net loss for the three months ended March 31, 2010 included non-cash charges of $1.6 million or $0.09 per share for stock-based compensation expense. For the same period in 2009, we reported non-cash charges of $1.5 million or $0.09 per share for stock-based compensation expense. The decrease in net loss between these periods was primarily a result of the increase in revenues noted above for the same period and a decrease in operating expenses, mainly due to savings realized from our 2009 restructuring plan.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2010	2009
Revenues:
License fees	$2,426	$—
Reimbursable research and development costs	847	—

Total revenues	3,273	—

Operating expenses:
Research and development	10,251	10,996
General and administrative	2,926	2,877

Total operating expenses	13,177	13,873

Loss from operations	(9,904)	(13,873)

Other income (expense):
Interest income	69	136
Interest expense	(261)	(364)
Other income, net	13	(2)

Total other income (expense)	(179)	(230)

Net loss	(10,083)	(14,103)

Basic and diluted net loss per share	$(0.54)	$(0.79)

Shares used in computing basic and diluted net loss per share	18,559	17,849

Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$38,155	$50,891
Total assets	$42,450	$55,065
Total stockholders’ equity	$16,808	$24,741

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV). RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor program is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) and our lead product candidate for the treatment of cancer, is being developed under a global license agreement with Bayer HealthCare AG. RDEA119 is currently being evaluated in advanced cancer patients with different tumor types as a single agent in a Phase 1 study as well as in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in a Phase 1/2 study. RDEA806, our lead product candidate for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients. RDEA427, a next generation NNRTI, has superior pharmacokinetic properties, and even greater activity against a wide range of drug-resistant viral isolates than RDEA806. We have evaluated RDEA427 in a human micro-dose pharmacokinetic study.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA119, RDEA806, RDEA427 and our other compounds, the timing and results of our preclinical, clinical and other studies, the sufficiency of our cash resources and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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